AMENDMENT ONE
                                       TO
                         THE FLEET FINANCIAL GROUP, INC.
                   EXECUTIVE DEFERRED COMPENSATION PLAN NO. 2
                               (1997 RESTATEMENT)

         The Fleet Financial Group, Inc. Executive Deferred Compensation Plan No. 2 is amended effective February 1, 1999 by adding the following new Section 8.8:

         8.8 TRANSFER OF BENEFITS TO PLAN OF ACQUIRER. Notwithstanding anything in this Plan to the contrary, if the Company sells a business or business unit (whether in an asset or stock sale) and the acquirer maintains a nonqualified deferred compensation plan that agrees to accept a transfer from this Plan of the benefit liabilities of the Participants who become employees of the acquirer as a result of the sale, such liabilities will be so transferred and the sale of the business or business unit will not be treated as a termination of employment of such Participants for purposes of the Plan.

         IN WITNESS WHEREOF, this Amendment One has been adopted by the Human Resources and Planning Committee on the 17th day of February, 1999 and is executed by a duly authorized officer of Fleet Financial Group, Inc.

                                  FLEET FINANCIAL GROUP, INC.


                                  By:  /s/ WILLIAM C. MUTTERPERL
                                      --------------------------
                                           William C. Mutterperl
                                           Executive Vice President, Secretary
                                                and General Counsel